EXHIBIT 99.1

CONTACTS:

Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Leigh Parrish/Rachel Albert
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION COMPLETES ACQUISITION OF

COMBINE OPTICAL MANAGEMENT CORPORATION

~ Transaction More than Doubles Emerging Vision’s Annual Revenue ~

~ Accelerates Growth and Launches Emerging Vision

into Complementary Area of Optical Industry ~

Garden City, NY, October 6, 2006 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that it has acquired substantially all of the assets of Combine Optical Management Corporation (“Combine”), a leading optical group purchasing company. Pursuant to the terms of the agreement, the Company will pay approximately $2.5 million in cash. At closing, the Company paid $700,000 with the remainder of the cash purchase price to be paid at various times over a five-year period. Additionally, the Company granted the prior owner 3,515,625 stock options at an exercise price of $0.15, 2,187,500 of such options which may be put back to the Company at $0.32 per option from September 29, 2010 to September 28, 2016.

Combine, which is based in Florida, operates an optical group purchasing business which provides its members with vendor discounts on optical products. Also acquired in this transaction was a development stage neutraceutical business that is focused on the development and distribution of nutritional supplements targeted to consumers with pre-dispositions to certain optical diseases and conditions. For the twelve months ended June 30, 2006, Combine had unaudited revenues of approximately $15.2 million. Combine currently has approximately 1,000 active members in its optical group purchasing business.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented that “We are very excited about this transaction and believe Combine brings tremendous opportunity for future growth to our operations. In addition to more than doubling our revenue base, we anticipate generating many back office and IT systems synergies. Overall, we believe many opportunities exist to enhance both the Combine and Emerging Vision operations.”

Emerging Vision intends to operate Combine as a separate business segment with the existing management remaining in place. Neil Glachman, Combine’s long-time President, and optical industry veteran, has been retained by the Company to continue to serve in such capacity for the next five years.

Mr. Glachman added, “We are delighted about the transaction with Emerging Vision. This will provide us with the access to capital and additional resources to continue to grow the business. We look forward to working closely with Chris and the rest of Emerging Vision’s management team to offer the full breadth of the Company’s resources to our members and extend the twenty-five years of success Combine has demonstrated to the ophthalmic community.”

Mr. Payan concluded, “Led by Neil’s management and vision, Combine has grown to be a leader in its market. Its existing business and infrastructure is consistent with our growth strategy and this acquisition places Emerging Vision in a strong position to maximize future growth and further enhance shareholder value. We continually strive to bring exceptional executive talent to the Company, and anticipate that Neil will be a tremendous resource to Emerging Vision. We welcome Neil and his team to Emerging Vision and look forward to building our complementary businesses in the future.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2005.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.